Angstron Holdings Corporation

800 East Colorado Blvd., Suite 888

Pasadena, California 91101

This agreement is entered into as of the date of last signature below ("Effective Date") by and between THE REGENTS OF THE UNIVERISTY OF CALIFORNIA, acting through the offices of the Henry Samueli School of Engineering' and Applied Science at the University of California, Los Angeles, having a business address at 7256 Boelter Hall, Box 951600 Los Angeles, CA 90095-1600, and the ANGSTRON HOLDINGS CORPORATION, a company established and existing under the laws of Nevada, having an address at 800 East Colorado Blvd., Suite 888, Pasadena, California 91101 ("Donor").  1;

Our pledge of $3,500,000 is to be paid over a 7 year period with the initial payment of $500,000 to be paid by December 31, 2015. Additional payments will be made by the end of each calendar year until completion in 2021. Donor will use best efforts to, and fully intend to, satisfy the terms of this pledge as written.

The gift in addition to other funding we provide to UCLA Engineering is to support a research center at the UCLA Henry Samueli School of Engineering and Applied Science to meet current needs for research support in; Energy Storage Systems and Graphene Technologies, under the direction of the Center Director, currently, Yunfeng Lu, Professor and the Chemical and Biomoleeular Engineering Department.

In recognition of our funding, the University of California, Los Angeles will agree to name the HK GRAPHENE TECHNOLOGY CORPORATION RESEARCH CENTER to be located at the Henry Samueli School of Engineering and Applied Science at the University of California, Los Angeles.

Donor is aware that such naming is subject to the final approval of the UCLA Chancellor and that such approval is conditioned upon the complete fulfillment of this pledge. Donor further understands that the naming will exist only while funds are made available for the research center.

As is customary with universities and other non-profit organizations across the country, a one-time fee is applied to each pledge payment in order to provide essential support necessary to UCLA's overall operation. The fee is currently 6.5%.

Payments made by Donor will be sent to the following address:

University of California, Los Angeles

Henry Samueli School of Engineering and Applied Science

7256 Boelter Hall

Box 951600

Los Angeles, CA 90095-1600

Attn: Kerri Bennett

Director of Corporate and Foundation Relations

University should send all pledge reminders to the following address:

Angstron Holdings Corporation

800 East Colorado Blvd, Suite 888

Pasadena, California 91101

Attn: Jason Xu

IN WITNESS WHEREOF, the parties have caused this gift agreement to be executed by their duly authorized representatives.

ANGSTRON HOLDINGS CORPORATION

/s/ Jason Xu

April 14th, 2015

(Jason Xu, CEO)

      (Date)

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

/s/ Vijay K. Dhir

April 15th, 2015

(Vijay K. Dhir, Dean)

      (Date)

/s/ Yungfeng Lu

April 14th, 2015

(Yungfeng Lu, Ph.D.)

      (Date)

/s/ Rhea Turteltaub

April 21th, 2015

(Rhea Turteltaub,

      (Date)

Vice Chancellor External Affairs)